U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 21, 2003
(Date of earliest event reported)

The Student Loan Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-11616	16-1427135
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

750 Washington Boulevard
Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

(203) 975-6237
(Registrant's Telephone Number, including area code)

(Former name or former address, if changed since last report)

THE STUDENT LOAN CORPORATION
CURRENT REPORT ON FORM 8-K

ITEM 7.       Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits furnished in accordance with Item 601(a) of Regulation S-K

Exhibit No.	Description

99.1	Press Release, dated July 21, 2003, issued by The Student
Loan Corporation.

ITEM 12.       Results of Operations and Financial Condition

On July 21, 2003, The Student Loan Corporation announced its results of operations for the quarter ended June 30, 2003. A copy of the related press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

The information furnished under Item 12 of this Current Report on Form 8-K, including Exhibit 99.1, shall be deemed to be "filed" for purposes of the Securities and Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has
duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: THE STUDENT LOAN CORPORATION

Date: July 21, 2003

By: /s/ Steven J. Gorey
Name: Steven J. Gorey
Title: Chief Financial Officer and
Principal Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated July 21, 2003, issued by
The Student Loan Corporation

Exhibit 99.1

July 21, 2003

The Student Loan Corporation Announces
Second Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $46.1 million ($2.31 basic earnings per share) for the second quarter of 2003, an increase of $3.9 million (9%) compared to net income of $42.2 million ($2.11 basic earnings per share) for the same period of 2002.

The improvement is primarily attributable to portfolio growth of 16% over the previous twelve months and increased floor income earned on both Consolidation and Stafford Loan assets. The results also reflect a $10.4 million net of tax charge taken to reflect the acceleration of the amortization of the premiums associated with purchased Stafford Loans as a result of faster than expected principal prepayments due to historically low interest rates.

From June 30, 2002 to June 30, 2003, the Company’s student loan assets grew by $3.0 billion (16%) to $22.3 billion. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS disbursements and new CitiAssist Loan commitments of $419 million were up $65 million (18%) for the second quarter of 2003 compared to the same period of 2002. These second quarter 2003 disbursements were composed of FFELP Stafford and PLUS disbursements of $329 million, up $50 million (18%). Second quarter 2003 disbursements also included new CitiAssist Loan commitments of $90 million, up $15 million (20%) compared to the same period last year. Secondary market loan activities also added approximately $221 million of FFELP loans to the Company’s student loan portfolio during the second quarter of 2003. More than 80% of the secondary market volume is comprised of FFELP Consolidation Loans.

The net interest margin for the second quarter of 2003 was 1.94%, down 18 basis points from 2.12% for the same period of 2002. The decline was due to the charge discussed above, partially offset by increased floor income resulting from the Company’s ability to take advantage of favorable funding opportunities. Should short-term interest rates increase above their present level, the floor income benefit could decline materially.

The Company’s expense ratio (expenses as a percentage of average student loan assets) for the second quarter of 2003 was 0.54%, seven basis points lower than the second quarter 2002 ratio. Operating expenses of $29.9 million for the second quarter of 2003 were $0.9 million (3%) higher than those expenses for the same period of 2002. This increase reflects the incremental costs incurred to service and administer the larger loan portfolio and ongoing infrastructure investments.

The Company’s provision for loan losses for the second quarter 2003 was $4.2 million, an increase of $0.9 million over the second quarter 2002 provision of $3.3 million. This increase was due to changes in product mix and a 21% increase in loans moving to repayment since June 30, 2002.

The Company’s return on equity for the quarter ended June 30, 2003 decreased to 22.1%, down 2.0% compared to 24.1% for the same period of 2002.

For the six months ended June 30, 2003, the Company earned $107.6 million ($5.38 basic earnings per share), an increase of 17% from $91.8 million ($4.59 basic earnings per share) for the same period of 2002. Increased floor income and portfolio growth accounted for substantially all of this improvement.

The Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $0.77 per share. The dividend will be paid September 2, 2003 to shareholders of record on August 15, 2003.

The Student Loan Corporation is one of the nation’s largest originators and holders of insured student loans. Citibank (New York State), a subsidiary of Citigroup Inc., remains the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans.

Press Contact:	Anita Gupta	212-559-0297
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
BALANCE SHEET
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2003	2002	2002
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Student loans	$ 20,226,113	$ 19,173,992	$ 18,480,295
Less: allowance for loan losses	(6,434)	(5,484)	(4,484)
Student loans, net	20,219,679	19,168,508	18,475,811
Loans available for sale	2,049,303	1,361,874	773,138
Cash	245	383	585
Other assets	503,528	474,839	543,384

Total Assets	$ 22,772,755	$ 21,005,604	$ 19,792,918

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$ 12,739,030	$ 15,789,900	$ 18,085,460
Long-term notes	8,750,000	4,000,000	250,000
Payable to principal stockholder	5,748	6,247	6,952
Deferred income taxes	127,267	105,897	99,011
Other liabilities	296,504	338,524	636,079

Total Liabilities	21,918,549	20,240,568	19,077,502

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	135,747	135,205	135,205
Retained earnings	712,974	636,142	580,498
Accumulated other changes in equity from
nonowner sources	5,285	(6,511)	(487)

Total Stockholders' Equity	854,206	765,036	715,416

Total Liabilities and Stockholders' Equity	$ 22,772,755	$ 21,005,604	$ 19,792,918

AVERAGE STUDENT LOANS	$ 21,739,435	$ 19,481,147	$ 18,864,986
(year-to-date)

THE STUDENT LOAN CORPORATION STATEMENT OF INCOME (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2003 2002	2003 2002
REVENUE
Interest income	$207,406 $266,350	$425,566 $529,234
Interest expense	100,439 165,877	197,466 329,153
Net interest income	106,967 100,473	228,100 200,081
Less: provision for loan losses	(4,178) (3,294)	(6,673) (5,295)
Net interest income after provision for loan losses	102,789 97,179	221,427 194,786
Fee and other income	3,718 3,183	8,922 12,272
Total revenue, net	106,507 100,362	230,349 207,058

OPERATING EXPENSES
Salaries and employee benefits	6,984 7,135	13,899 13,294
Other expenses	22,928 21,926	42,312 39,471
Total operating expenses	29,912 29,061	56,211 52,765
Income before income taxes	76,595 71,301	174,138 154,293
Income taxes	30,490 29,106	66,506 62,446
NET INCOME	$46,105 $42,195	$107,632 $91,847

DIVIDENDS DECLARED	$15,400 $14,000	$ 30,800 $28,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 2.31 $ 2.11	$ 5.38 $ 4.59

DIVIDENDS DECLARED PER COMMON SHARE	$ 0.77 $ 0.70	$ 1.54 $ 1.40

OPERATING RATIOS
Net interest margin	1.94% 2.12%	2.12% 2.14%
Operating expense as a percentage of average student	0.54% 0.61%	0.52% 0.56%
loans
Return on Equity	22.09% 24.11%	26.72% 27.04%